Messineo & Co, CPAs, LLC 2451 N McMullen Booth Rd Ste. 309 Clearwater, FL 33759-1362 T: (727) 421-6268 F: (727) 674-0511

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in the Prospectus, of which this Registration Statement on Form 10 is a part, of the report dated February 24, 2014 relative to the financial statements of New Century Resources Corporation as of December 31, 2013 and for the period January 1, 2005 (re-entry in development stage) through December 31, 2013.

We also consent to the reference to our firm under the caption "Experts" in such Registration Statement.

Messineo & Co, CPAs LLC
Clearwater, Florida
April 9, 2014